Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hancock Holding Company:

We consent to the incorporation by reference in Registration Statements No. 333-11831 (amended by No. 333-113262), 333-05081, 333-53452 and 2-99863 on Form S-8 and Nos. 33-31782 and 333-162560 on Form S-3 of Hancock Holding Company of our report dated February 27, 2009, with respect to the consolidated balance sheet of Hancock Holding Company as of December 31, 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 10-K of Hancock Holding Company.

/s/ KPMG LLP
Birmingham, Alabama
February 17, 2010